Exhibit 6

LIMITED GUARANTOR PLEDGE AGREEMENT

This LIMITED GUARANTOR PLEDGE AGREEMENT, dated as of February 17, 2021 (together with all amendments, if any, from time to time hereto, this “Guaranty”) is made by (a) Philip Falcone, an individual with a principal residence located at 22 East 67th Street, New York, NY 10065 (“Falcone”), (b) FFO 1 2021 Irrevocable Trust (“FFO-1”), (c) FFO 2 2021 Irrevocable Trust (“FFO-2”) and (d) KORR Value, LP (“KORR”, and together with Falcone, FFO-1 and FFO-2, and each of their respective heirs, executors, administrators, representatives, successors and assigns, each, a “Pledgor”, and collectively, the “Pledgors”) in favor of ARENA INVESTORS, L.P., in its capacity as agent under the Purchase Agreement referred to below (in such capacity, together with its successors and permitted assigns in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified (the “Purchase Agreement”), by and among Madison Technologies, Inc., a Nevada corporation (the “Company”) and the purchasers from time to time party thereto (each a “Purchaser” and, collectively, the “Purchasers”), the Purchasers have agreed to purchase Notes, Warrants and Common Stock from the Company;

WHEREAS, the Pledgors are the record and beneficial owners of the equity interests of the Pledged Entity listed in Schedule I hereto;

WHEREAS, the Pledgors expect to benefit from the investments made by the Purchasers to the Company under the Transaction Documents;

WHEREAS, in order to induce the Purchasers to enter into the Transaction Documents, and to purchase Notes, Warrants and Common Stock from the Company as set forth in the Transaction Documents, each Limited Guarantor has agreed to guaranty the Liabilities of Company and the other Obligors; and

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the parties hereto hereby agree as follows:

1.            Definitions. Unless otherwise defined herein, terms defined in the Purchase Agreement and/or the Notes are used herein as therein defined, and the following shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Organization Document” means the certificate of incorporation and bylaws (or certificate of formation and operating agreement) of the Pledged Entity.

“Pledged Collateral” has the meaning assigned to such term in Section 2 hereof.

“Pledged Entity” means, with respect to each Pledgor listed on Schedule I hereto, the Person listed under the “Pledged Entity” column opposite the name of such Pledgor.

“Pledged Interests” means those equity interests listed on Schedule I hereto.

“Secured Obligations” has the meaning assigned to such term in Section 3 hereof.

“Termination Date” means the date on which the Secured Obligations are paid in full and the Purchasers have no further commitments to extend credit or obligation to release funds from the Funding Account.

2.            Pledge. In order to secure the Secured Obligations (as hereinafter defined) each of the Pledgors hereby grants, pledges and collateral assigns to Agent, for the benefit of the Purchasers, a first priority security interest in all of the following items of property in which it now has or may at any time hereafter acquire an interest or the power to transfer rights therein, and wheresoever located (collectively, the “Pledged Collateral”):

(a)       the Pledged Interests and the certificates, if any, representing the Pledged Interests;

(b)       all money, securities, security entitlements, investment property, instruments, general intangibles, dividends, distributions, and other property or proceeds at any time and from time to time received, receivable or otherwise distributed or declared in respect of or in exchange for or on conversion of any or all of the Pledged Interests or by its terms exchangeable or exercisable for or convertible into any such Pledged Interest;

(c)       any additional equity interests in the Pledged Entity from time to time acquired by any Pledgor in any manner (which equity interests shall be deemed to be part of the Pledged Interests), and the certificates representing such additional equity interests, and all money, securities, security entitlements, investment property, instruments, general intangibles, dividends, distributions, and other property or proceeds at any time and from time to time received, receivable or otherwise distributed or declared in respect of or in exchange for or on conversion of any or all of the equity interests or by its terms exchangeable or exercisable for or convertible into any such equity interests;

(d)       all securities accounts to which may at any time be credited any or all of the foregoing or any proceeds thereof and all certificates and instruments representing or evidencing any of the foregoing or any proceeds thereof; and

(e)       all proceeds of any of the foregoing.

3.            Security for Obligations. This Agreement secures, and the Pledged Interests and the other Pledged Collateral are security for, the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, and performance of all Liabilities of any kind under or in connection with the Purchase Agreement, the Notes and the other Transaction Documents and all obligations of the Pledgors now or hereafter existing under this Agreement including, without limitation, all fees, costs and expenses whether in connection with collection actions hereunder or otherwise (collectively, the “Secured Obligations”).

4.	Delivery of Pledged Collateral.

(a)       By not later than the 10 calendar days following the Closing Date, each Pledgor shall have caused any Pledged Entity that is a limited liability company to (i) “opt into” Article 8 of the UCC, (ii) cause the membership interests of such Pledged Entity to be deemed to be “securities” under the UCC and (iii) cause such membership interests to be certificated.

(b)       By not later than 10 calendar days following the Closing Date (in the case of Pledged Collateral held by any Pledgor on the Closing Date) or the date that is three (3) Business Days after the date on which any Pledgor obtains any other Pledged Collateral (in the case of Pledged Collateral not held by a Pledgor on the Closing Date), each Pledgor shall deliver all certificates evidencing the Pledged Collateral to be delivered to and held by or on behalf of Agent, for the benefit of the Purchasers, pursuant hereto. All Pledged Collateral shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Agent.

(c)       In addition, each Pledgor shall cause the Pledged Entity to acknowledge to the Agent the registration on the books of the Pledged Entity of the pledge and security interest hereby created in the manner required by Section 8-301(b) of the UCC.

5.	Consent of Pledgors Regarding Pledged Interests.

(a)       Each of the Pledgors hereby consents to the pledge of the Pledged Interests pursuant to the terms of this Agreement and the Organization Documents of the Pledged Entity, and hereby waives the provisions of any of the applicable Organization Documents relating to notice of, or otherwise restricting, transfer or assignment of any of the Pledged Interests pursuant to this Agreement. Without limiting the foregoing, each of the Pledgors acknowledges and agrees that neither the pledge of the Pledged Collateral nor the exercise by the Agent of its rights or remedies hereunder shall trigger any of the provisions of the Organization Documents, and each of the Pledgors consents to such pledge and the exercise of such remedies for all purposes under the Organization Documents.

(b)       Each of the Pledgors further acknowledges, agrees, represents and warrants that the Agent (together with its successors, assigns and transferees), on behalf of the Purchasers, shall be entitled, without regard to conditions for or notice relating to transfer or assignment of any Pledged Interests contained in any of the Organization Documents, to exercise all of the rights of a holder of such equity interests under the Organization Documents of the applicable Pledged Entity upon exercise by the Agent of its remedies in accordance with the terms and conditions of this Agreement and that, notwithstanding any provision to the contrary contained in any of the Organization Documents, nothing in the Organization Documents is intended to restrict or impair the rights of the Agent or any Purchaser under this Agreement or the Transaction Documents (including any full or partial replacement or refinancing of any Transaction Document).

6.            Representations and Warranties. Each of the Pledgors, severally and not jointly, represents and warrants to Agent that:

(a)       Such Pledgor is, and (as to any substitute or additional Pledged Collateral) shall be, the sole holder of record and the sole beneficial owner of such Pledged Collateral pledged by Pledgor free and clear of any Lien option or other charge or encumbrance thereon or affecting the title thereto, except for any Lien created by this Agreement;

(b)       All of the Pledged Collateral pledged by such Pledgor, to the extent applicable, is and shall be genuine, all of the Pledged Interests pledged by such Pledgor have been duly authorized and are validly issued, free and clear of any restrictions on transfer that are binding on such Pledgor (except as specifically set forth in the Organization Documents and waived by the Pledgors hereunder);

(c)       Such Pledgor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Collateral pledged by such Pledgor to Agent and to grant a security interest therein to the Agent for the benefit of the Purchasers as provided in this Agreement;

(d)       Except for such consent as is set forth in this Agreement, no consent, approval, authorization or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the pledge by such Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Pledgor, or (ii) for the exercise by Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally, and such Pledgor warrants that the execution, delivery and performance of this Agreement is not in contravention of any applicable law or the terms of any Organization Document of the Pledged Entity, or any indenture, agreement or undertaking to which such Pledgor or the Pledged Entity is a party or is bound;

(e)       This Agreement creates a valid Lien on and security interest in favor of the Agent for the benefit of the Purchasers in the Pledged Collateral and the proceeds thereof, securing the payment of the Secured Obligations, subject to no other Lien, which Lien and security interest shall be perfected upon the filing of appropriate financing statements;

(f)        This Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, except the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally;

(g)       The Pledged Interests pledged by such Pledgor constitute the number and percentage of the issued and outstanding equity interests of the Pledged Entity set forth on Schedule I;

(h)       All Pledged Interests are certificated. No right, title or interest of Pledgor in any Pledged Entity is represented by a certificate of interest or instrument, except such certificates or instruments, if any, as have been delivered to the Agent and are held in its possession, together with transfer documents as required in this Agreement (and Pledgor covenants and agrees that any such certificates or instruments hereafter received by Pledgor with respect to any of the Pledged Interests will be held in trust for the Agent for the benefit of the Purchasers and promptly delivered to the Agent);

(i)        Such Pledgor has not executed any prior assignment of any of his rights assigned hereby;

(j)        No effective financing statement or similar notice covering any of the Pledged Collateral is on file in any recording office, and no other pledge or assignment thereof has been made, except in favor of the Agent for the benefit of the Purchasers;

(k)       Such Pledgor has not done anything that would reasonably be expected to prevent the Agent and/or the Purchasers from exercising or enforcing (or limit the Agent’s and/or the Purchasers’ exercise or enforcement of) any of the provisions hereof;

(l)        The exact legal name and address, type of Person, jurisdiction of residence/chief executive office and social security number/FEIN of such Pledgor are as specified on Schedule II attached hereto, and no Pledgor shall change its name or jurisdiction of residence (in the case of natural persons) or chief executive office (in the case of all other Pledgors), except upon giving not less than thirty (30) days’ prior written notice to the Agent and taking or causing to be taken all such action at such Pledgor’s expense as may be reasonably requested by the Agent to perfect or maintain the perfection of the Lien of the Agent in the Pledged Collateral;

The representations and warranties set forth in this Section 6 shall survive the execution and delivery of this Agreement.

7.            Covenants. Each of the Pledgors, severally and not jointly, covenants and agrees that until the Termination Date:

(a)       Without the prior written consent of Agent, Pledgor will not sell, assign, transfer, pledge, or otherwise encumber any of its rights in or to the Pledged Collateral, or any unpaid distributions or payments with respect to the Pledged Collateral or grant a Lien in the Pledged Collateral;

(b)       Such Pledgor will, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such actions as Agent from time to time may request in order to ensure to Agent and the Purchasers the benefits of the Liens in and to the Pledged Collateral intended to be created by this Agreement, and will cooperate with Agent, at Pledgor’s expense, in obtaining all necessary approvals and making all necessary filings under federal, state, local or foreign law in connection with such Liens or any sale or transfer of the Pledged Collateral, and without limiting the generality of the foregoing, such Pledgor hereby authorizes the Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the Uniform Commercial Code as in effect in the state in which the applicable Pledgor is “located” for purposes of such Uniform Commercial Code;

(c)       Such Pledgor has and will defend the title to the Pledged Collateral and the Liens of Agent in the Pledged Collateral against the claim of any Person and will maintain and preserve such Liens and will maintain the Pledged Collateral pledged by it hereunder free and clear from any Liens or encumbrances, except for Permitted Liens;

(d)       Such Pledgor shall not (i) create or suffer to exist any Lien, assignment by operation of law or other charge or encumbrance on, or with respect to, any such Pledged Collateral; (ii) amend or otherwise modify, cancel or terminate any such Collateral; (iii) waive any default or breach with respect to any such Pledged Collateral; or (iv) take or permit to be taken any other action in connection with any such Pledged Collateral which would impair the value of the interest or rights of such Pledgor or of the Agent therein or thereunder;

(e)       Such Pledgor shall not exercise any rights under the Organization Documents of the Pledged Entity relating to the Pledged Interests (including any consent, waiver or approval with respect to the Pledged Interests), which would, at the time of such exercise, reasonably be expected to have a material adverse effect on the value of the Pledged Interests, without first consulting with and obtaining the written consent of the Agent;

(f)       Such Pledgor shall register and cause to be registered the interest of the Agent, for the benefit of the Purchasers, in the Pledged Collateral on its own books and records and the registration books of the Pledged Entity;

(g)       Such Pledgor will, upon obtaining ownership of any additional equity interests of the Pledged Entity or equity interests otherwise required to be pledged to Agent pursuant to any of the Transaction Documents, which equity interests are not already Pledged Collateral, promptly (and in any event within three (3) Business Days) deliver to Agent a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Schedule III hereto (a “Pledge Amendment”) in respect of any such additional equity interests, pursuant to which Pledgor shall pledge to Agent all of such additional equity interests; such Pledgor hereby authorizes Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Interests listed on any Pledge Amendment delivered to Agent shall for all purposes hereunder be considered Pledged Collateral;

(h)       Such Pledgor shall not consent to any amendments or modifications to the Organization Documents of the Pledged Entity that would reasonably be expected to have an adverse effect on the Purchasers, the Agent or the value of any of the Pledged Collateral without the prior written consent of the Agent;

(i)        Such Pledgor shall provide the Agent with copies of any and all material notices, communications, or other information received by such Pledgor relating to the Pledged Collateral whether provided under the Organization Documents of the Pledged Entity or otherwise;

(j)        Such Pledgor agrees to pay when due all taxes, charges, Liens and assessments against the Pledged Collateral pledged by it hereunder, unless being contested in good faith by appropriate proceedings diligently conducted and provided that all enforcement proceedings in the nature of levy or foreclosure with respect to such Pledged Collateral are effectively stayed; upon the failure of any Pledgor to pay or contest such taxes, charges, Liens or assessments as provided above, the Agent may at its option, may pay or contest any of them (the Agent having the right to determine the legality or validity and the amount necessary to discharge such taxes, charges, Liens or assessments in its reasonable good faith discretion), but in no event shall the Agent have any obligation to make any such payment or contest; all sums so disbursed by the Agent, including reasonable attorneys’ fees, court costs, expenses and other charges related thereto, shall be payable on demand by the applicable Pledgor to the Agent and shall be additional Secured Obligations secured by the Pledged Collateral, and any amounts not so paid on demand (in addition to other rights and remedies resulting from such nonpayment) shall bear interest from the date of demand until paid in full at the Default Rate;

(k)       At no time shall any Pledged Interests pledged by such Pledgor hereunder (i) be held or maintained in the form of a security entitlement or credited to any securities account or (ii) be maintained in the form of uncertificated securities to the extent any such Pledged Interests constitute a “security” (or as to which the Pledged Entity has elected to have treated as a “security”) under Article 8 of the Uniform Commercial Code of the state in which the Pledged Entity is located or of any other jurisdiction whose laws may govern (the “UCC”). With respect to Pledged Interests that are “securities” under the UCC, or as to which the Pledged Entity has elected at any time to have such interests treated as “securities” under the UCC, such Pledged Interests are, and shall at all times be, represented by share certificates, which share certificates, with transfer powers duly executed in blank by the Pledgor, have been or will be delivered to the Agent in accordance with Section 4 hereof.

8.	Pledgors’ Rights. As long as no Default or Event of Default shall have occurred and be continuing:

(a)       Each Pledgor shall have the right, from time to time, to vote and give consents with respect to the Pledged Collateral, or any part thereof for all purposes not inconsistent with the provisions of this Agreement, the Purchase Agreement, the Notes or any other Transaction Document; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of Agent in respect of the Pledged Collateral or which would authorize, effect or consent to (unless and to the extent expressly permitted by the Purchase Agreement):

(i)	the dissolution or liquidation, in whole or in part, of the Pledged Entity;

(ii)	the consolidation or merger of the Pledged Entity with any other Person;

(iii)          the sale, disposition or encumbrance of all or substantially all of the assets of the Pledged Entity, except for Liens in favor of Agent;

(iv)          any change in the authorized number of equity interests of the Pledged Entity or the issuance of any additional equity interests; or

(v)           the alteration of the voting rights with respect to the equity interests of the Pledged Entity; and

(b)      (i)            Each Pledgor shall be entitled, from time to time, to collect and receive for his or her own use all cash distributions paid in respect of the Pledged Interests owned by such Pledgor to the extent not in violation of the Purchase Agreement or the Notes, other than (A) any non-cash or cash-in-kind distributions paid or payable in respect of any Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral and (B) liquidating distributions and dividends; and

(ii)           all distributions (other than such distributions as are permitted to be paid to any Pledgor in accordance with clause (i) above) in respect of any of the Pledged Interests, whenever paid or made (including any share, stock or other in-kind dividend or distribution declared on any Pledged Interests, or any partnership units or fractions thereof issued pursuant to any so called “stock split” or “unit-split” involving any of the Pledged Interests, or any distribution of capital made on any Pledged Interests or any partnership units, shares of stock, obligations or other property distributed on or with respect to such Pledged Interests, whether on account of recapitalization, bankruptcy, reorganization, merger or consolidation of the Pledged Entity, or otherwise), shall be delivered to Agent to hold as Pledged Collateral and shall, if received by such Pledgor, be received in trust for the benefit of Agent, be segregated from the other property or funds of such Pledgor, and be forthwith delivered to Agent as Pledged Collateral in the same form as so received (with any necessary indorsement).

9.	Defaults and Remedies; Proxy.

(a)       Upon the occurrence of an Event of Default and so long as such Event of Default is continuing, upon written notice to the applicable Pledgor, Agent (personally or through an agent), shall be entitled to exercise its rights with respect to the Pledged Collateral, without regard to the existence of any other security or source of payment for the Secured Obligations, and in addition to other rights and remedies provided for herein or otherwise available to it, Agent shall have all of the rights and remedies of a secured party on default under the UCC then in effect in the State of New York. Without limiting the foregoing, Agent (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments representing smaller or larger numbers of shares, to exercise the voting and all other rights as a holder with respect thereto (including the right to replace the members of the board of directors of the Pledged Entity), to collect and receive all cash distributions made thereon, to sell in one or more sales after ten (10) days’ notice of the time and place of any public sale or of the time at which a private sale is to take place (which notice each Pledgor agrees is commercially reasonable) the whole or any part of the Pledged Collateral and to otherwise act with respect to the Pledged Collateral as though Agent was the outright owner thereof. Any sale shall be made at a public or private sale at Agent’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as Agent may deem fair. If all or any part of the Pledged Collateral is sold on credit or for future delivery, the Pledged Collateral so sold may be retained by the Agent until the purchase price is paid in full. The Agent shall incur no liability in case of the failure of the purchaser to pay for the Pledged Collateral as so sold, or of the failure of the Agent to make any sale of Pledged Collateral after giving notice thereof, and in case of any such failure, such Pledged Collateral may again be sold upon the same notice as in the case of an original sale. Agent may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of any Pledgor or any right of redemption. Each sale shall be made to the highest bidder, but Agent reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of Agent. All cash proceeds received by the Agent in respect of any sale, collection or other enforcement or disposition of Pledged Collateral, shall be applied (after deduction of any expenses or other amounts payable to the Agent pursuant hereto) against the Secured Obligations in such order as the Agent shall elect. EACH PLEDGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS AGENT AS THE PROXY AND ATTORNEY-IN-FACT OF PLEDGOR WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE THE PLEDGED INTERESTS, WITH FULL POWER OF SUBSTITUTION TO DO SO. THE APPOINTMENT OF AGENT AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. IN ADDITION TO THE RIGHT TO VOTE THE PLEDGED INTERESTS, THE APPOINTMENT OF AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED INTERESTS WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF MEMBERS, CALLING SPECIAL MEETINGS OF MEMBERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY PLEDGED INTERESTS ON THE RECORD BOOKS OF THE PLEDGED ENTITY) BY ANY PERSON (INCLUDING ANY PLEDGOR OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE OF AN EVENT OF DEFAULT. NOTWITHSTANDING THE FOREGOING, AGENT SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO.

(b)       If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Pledged Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to Agent, in its discretion, that the proceeds of the sales of the whole of the Pledged Collateral would be unlikely to be sufficient to discharge all the Secured Obligations, Agent may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after ten (10) days’ notice to the Pledgors.

(c)       Each Pledgor recognizes that Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof (and if the Agent deems it advisable to do so in order to comply with any applicable securities laws, to restrict the prospective bidders or purchasers to Persons who will represent and agree, among other things, that they are purchasing Pledged Collateral for their own account for investment, and not with a view to the distribution or resale thereof, or to otherwise restrict such sale in such other manner as the Agent deems advisable to insure such compliance). Each Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.

(d)       Each Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default he or she will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and each Pledgor waives the benefit of all such laws to the extent he or she lawfully may do so. Each Pledgor agrees that he or she will not interfere with any right, power and remedy of Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Agent of any one or more of such rights, powers or remedies.

(e)       Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9 will cause irreparable injury to Agent, that Agent shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 9 shall be specifically enforceable against such Pledgor, and each of the Pledgors hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

10.          Power of Attorney. Upon the occurrence of an Event of Default and so long as such Event of Default is continuing, in addition to the power of attorney granted to the Agent pursuant to Section 9(a) hereof, each Pledgor hereby irrevocably constitutes and appoints the Agent as its the true and lawful attorney-in-fact, with full power of substitution, in the place and stead of such Pledgor and in the name of the Agent or such Pledgor or otherwise, at any time or times, in the discretion of the Agent, to take any action and to execute any instrument or document which the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)       To receive, endorse and collect all checks and other order or instruments for the payment of money made payable to such Pledgor representing any dividend or interest payment or other distribution in respect of any or all Pledged Collateral pledged by such Pledgor hereunder and to give full discharge for the same.

(b)       To execute endorsements, assignments or other instruments of conveyance or transfer with respect to any or all Pledged Collateral pledged by such Pledgor hereunder or otherwise to enforce the rights of the Agent with respect to any or all Pledged Collateral pledged by such Pledgor hereunder.

(c)       To demand, sue for, collect, receive and give acquittance for any moneys due and to become due under or in respect of any or all Pledged Collateral pledged by such Pledgor hereunder.

(d)       To file any claims or take any action or institute any proceeding which the Agent may deem necessary or advisable for the collection of any or all Pledged Collateral pledged by such Pledgor hereunder or otherwise to enforce the rights of the Agent with respect thereto.

(e)       To exercise any and all rights of such Pledgor under any Organization Documents of the Pledged Entity; provided, however, the Agent shall have no obligation to exercise any such rights.

This power of attorney is coupled with an interest and, to the fullest extent permitted by applicable law, shall not be affected by any subsequent disability or incapacity of such Pledgor. No discretionary right, remedy or power granted to the Agent in this Section or in any other part of this Agreement shall be deemed to impose any obligation whatsoever on the Agent with respect thereto; such rights, remedies and powers being solely for the protection of the Agent.

11.          Waiver. No failure or delay on the part of Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon any Pledgor by Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against any Pledgor in any respect, nor shall any single or partial exercise by the Agent of any right hereunder preclude any other or further exercise thereof, or the exercise of any other right. Each and every right and remedy granted to the Agent hereunder, or under any document delivered hereunder or in connection herewith, or allowed to the Agent in law or in equity, shall be deemed cumulative and may be exercised from time to time either singly or concurrently.

12.          Assignment. Agent may assign, indorse or transfer any instrument evidencing all or any part of the Secured Obligations as provided in, and in accordance with, the Purchase Agreement and/or the Notes, and the holder of such instrument shall be entitled to the benefits of this Agreement.

13.          Termination. Immediately following the Termination Date, Agent shall deliver to each Pledgor the Pledged Collateral pledged by such Pledgor at the time subject to this Agreement and all instruments of assignment executed in connection therewith, free and clear of the Liens hereof and, except as otherwise provided herein, each Pledgor’s obligations hereunder shall at such time terminate.

14.          Lien Absolute. All rights of Agent hereunder, and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)       any lack of validity or enforceability of the Purchase Agreement, the Notes, any other Transaction Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(b)       any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Purchase Agreement, the Notes, any other Transaction Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(c)       any exchange, release or non-perfection of any other Pledged Collateral or any other Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d)       the insolvency of any Obligor; or

(e)       any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

15.	Waiver by the Pledgors.

(a)       Each Pledgor agrees and acknowledges and agrees that such Pledgor, by signing this Agreement, is subjecting the Pledged Collateral pledged by it hereunder to the Lien of the Agent, for the benefit of the Purchasers, for the payment and performance of all Secured Obligations, and each Pledgor hereby expressly waives, to the extent permitted by law: (a) any demand, protest or notice of any action taken by the Agent or the Purchasers (except those required by this Agreement, the Purchase Agreement or the Notes) under this Agreement, the other Transaction Documents, or in connection with any of the Secured Obligations, including notices of the existence, creation or incurring of new or additional Secured Obligations arising either from additional investments in, or extensions of credit to, Company or otherwise, (b) notices that the principal amount, or any portion thereof (and any interest thereon), of any Liability or any of the other Secured Obligations is due; (c) any and all rights under any theory of marshaling or ordering of disposition of Pledged Collateral or other Collateral; (d) any claim that any Pledgor’s obligations under this Agreement or that the Secured Obligations are released, discharged, affected, modified or impaired by any event except payment in full and satisfaction of the Secured Obligations following the Termination Date, including any of the following events: (i) any indulgence of the Agent or the Purchasers or substitution for, exchange, or loss, or release of, all or any portion of the Pledged Collateral or other Collateral, (ii) the extension of the time for payment of any of the Secured Obligations or the waiver, modification or amendment (whether material or otherwise) of any Secured Obligation under the Purchase Agreement, the Notes or any of the other Transaction Documents or the acceptance of partial payments of the Secured Obligations, (iii) the compromise, settlement, release, discharge or termination of any or all of the obligations of any Obligor to the Agent or the Purchasers by operation of law or otherwise except as may result from the payment and full and satisfaction of the Secured Obligations, or (iv) any other defenses based on suretyship or impairment of collateral or rights of subrogation or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor other than payment and satisfaction in full of all of the Secured Obligations; (e) any claim or other right which any Pledgor may now have or hereafter acquire against any other Person that is primarily or contingently liable on the Secured Obligations which arises from the existence or performance of such Pledgor’s obligations under this Agreement, including any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Agent or any Purchaser against any Obligor or any collateral as security therefor, which the Agent or any Purchaser now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until such time as the Secured Obligations have been fully paid and satisfied; and (f) any right to require the Agent or any Purchaser or any other obligee of the Secured Obligations to (i) proceed against any Person or entity, including without limitation any Obligor, (ii) proceed against or exhaust any Pledged Collateral or other Collateral for the Secured Obligations, or (iii) pursue any other remedy in its power.

(b)       No Pledgor shall assert any claim against the Agent or any Purchaser on any theory of liability for consequential, special, indirect or punitive damages.

(c)       Each Pledgor authorizes the Agent, each Purchaser and each other obligee of the Secured Obligations without notice (except notice required by applicable law) or demand and without affecting its liability hereunder or under the Transaction Documents from time to time to: (x) take and hold security, other than the Pledged Collateral herein described, for the payment of such Secured Obligations or any part thereof, and exchange, enforce, waive and release the Pledged Collateral herein described or any part thereof or any such other security; and (y) apply such Pledged Collateral or other security and direct the order or manner of sale thereof as such Person in its discretion may determine.

(d)       The Agent may at any time deliver (without representation, recourse or warranty) the Pledged Collateral or any part thereof to a Pledgor and the receipt thereof by such Pledgor shall be a complete and full acquittance for the Pledged Collateral so delivered, and the Agent shall thereafter be discharged from any liability or responsibility therefor.

16.          Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Pledgor or the Pledged Entity for liquidation or reorganization, should Pledgor or the Pledged Entity become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Pledgor’s or the Pledged Entity’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

17.	Miscellaneous.

(a)       Agent may execute any of its duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

(b)       Agent’s actual out-of-pocket expenses, including, without limitation, reasonable counsel fees, incurred by Agent in connection with the administration and enforcement of this Agreement shall be Secured Obligations hereunder, but in no event shall any of the Pledgors be personally liable for such fees and expenses.

(c)       Neither Agent, nor any of its respective officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(d)       The terms, covenants and conditions contained herein shall bind each Pledgor and its successors and assigns and shall inure to the benefit of the Agent and its successors and assigns. No Pledgor shall be permitted to assign this Agreement or any interest herein without the prior written consent of the Agent. Without limiting the generality of the foregoing sentence, each party hereto acknowledges that the Agent and each Purchaser may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Purchase Agreement and/or the Notes (to the extent permitted by the Purchase Agreement and/or the Notes), and to the extent of any such assignment all references herein to the “Agent” or any “Purchaser” shall mean or include, as applicable, such assignee and any other obligees from time to time of the Secured Obligations.

(e)       THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE,

(f)        EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(g)       EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF SUCH PARTY PROVIDED FOR NOTICES IN SECTION 20 HEREOF OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

(h)       NOTHING CONTAINED IN SECTIONS (F) OR (G) ABOVE SHALL PRECLUDE THE AGENT OR ANY PURCHASER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE COURTS OF ANY JURISDICTION WHERE ANY PLEDGOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED.

(i)        IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, EACH PARTY HEREBY AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(j)        EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

(k)       NONE OF THE TERMS OR PROVISIONS OF THIS AGREEMENT MAY BE WAIVED, ALTERED, MODIFIED OR AMENDED EXCEPT IN WRITING DULY SIGNED FOR AND ON BEHALF OF AGENT AND EACH PLEDGOR.

18.          Severability. If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

19.          Entire Agreement. This Agreement, together with the Purchase Agreement, the Notes and other Transaction Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof and thereof.

20.          Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the address or telecopier number specified for such Person on the signature page hereof. Any party hereto may change such address or telecopier number for notices and other communications hereunder by notice to each other party hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the notice sent.

21.          Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

22.          Counterparts. This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement. Each party hereto hereby adopts as an original executed signature page each signature page hereafter furnished by such party to the Agent (or an agent of the Agent) bearing (with the consent of the Agent) a facsimile signature by or on behalf of such party.

23.          Benefit of the Purchasers. All security interests granted or contemplated hereby shall be for the benefit of the Purchasers, and all proceeds or payments realized from the Pledged Collateral in accordance herewith shall be applied to the Obligations in accordance with the terms of the Purchase Agreement and the Notes.

24.          Authorization. Each Pledgor hereby irrevocably authorizes the Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Pledged Collateral (i) as the assets of such Pledgor which are pledged hereunder or words of similar effect, regardless of whether any particular asset comprised in the Pledged Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Pledgor is an organization, the type of organization and any organization identification number issued to such Pledgor. Each Pledgor agrees to furnish any such information to the Agent promptly upon request. Each Pledgor also ratifies its authorization for the Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

25.          No Assumption of Liability By Agent. Each Pledgor agrees that the Pledged Collateral pledged by it hereunder is being pledged to the Agent for the benefit of the Purchasers solely as security for the payment and performance of the Secured Obligations, and that neither the Agent nor any Purchaser, by its acceptance hereof, shall be deemed to have become a partner, member or shareholder of the Pledged Entity or assumed or otherwise become liable for any of the obligations or liabilities of such Pledgor with respect to the Pledged Entity, whether provided for by the terms thereof, arising by operation of law, or otherwise. Each Pledgor hereby acknowledges that it remains liable under the Organization Documents of the Pledged Entity to the same extent as though this Agreement had not been executed. Each Pledgor agrees that neither the Agent nor any Purchaser shall be answerable or accountable to such Pledgor under any circumstances, except for such Person’s own bad faith, willful misconduct, or gross negligence.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PLEDGORS:

/s/ Philip Falcone
PHILIP FALCONE

Notice Information:
22 East 67th Street
New York, NY 10065

FFO 1 2021 IRREVOCABLE TRUST

By:	/s/ Philip Falcone
Name:	Philip Falcone
Title:	Trustee

Notice Information: 22 East 67th Street New York, NY 10065

FFO 2 2021 IRREVOCABLE TRUST

By:	/s/ Philip Falcone
Name:	Philip Falcone
Title:	Trustee

Notice Information: 22 East 67th Street New York, NY 10065

Signature Page to Limited Guarantor Pledge Agreement

PLEDGOR:

KORR VALUE, LP

By:	/s/ Kenneth Orr

Name:	Kenneth Orr
Title:	President

Notice Information: 14 Rolling Hill Road Old Westbury, New York 11568

Signature Page to Limited Guarantor Pledge Agreement

AGENT:

ARENA INVESTORS, LP, as Agent

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

Signature Page to Limited Guarantor Pledge Agreement

SCHEDULE I

PLEDGED INTERESTS

Pledgor Name	Pledgor Address	Pledged Entity	Description of Pledged Interests
Philip Falcone	22 East 67th Street New York, NY 10065	Harbinger Holdings, LLC	100% of all outstanding membership interests
FFO 1 2021 Irrevocable Trust	22 East 67th Street New York, NY 10065	Madison Technologies, Inc..	100 Shares of Series B Preferred Stock
FFO 1 2021 Irrevocable Trust	22 East 67th Street New York, NY 10065	Madison Technologies, Inc..	400 Shares of Series E Preferred Stock
FFO 2 2021 Irrevocable Trust	22 East 67th Street New York, NY 10065	Madison Technologies, Inc..	400 Shares of Series E Preferred Stock
KORR Value, LP	14 Rolling Hill Road Old Westbury, New York 11568	Madison Technologies, Inc..	200 Shares of Series E Preferred Stock

SCHEDULE II

Name of Pledgor	Type of Person	Principal Residence of Pledgor / Chief Executive Office Address	Social Security Number / FEIN
Philip Falcone	Individual	22 East 67th Street New York, NY 10065	On file with Agent
FFO 1 2021 Irrevocable Trust	Trust	22 East 67th Street New York, NY 10065	On file with Agent
FFO 2 2021 Irrevocable Trust	Trust	22 East 67th Street New York, NY 10065	On file with Agent
KORR Value, LP	Limited Partnership	22 East 67th Street New York, NY 10065	On file with Agent
Kenneth Orr	Individual	14 Rolling Hill Road Old Westbury, New York 11568	On file with Agent

SCHEDULE III

PLEDGE AMENDMENT

This Pledge Amendment, dated [_______________] is delivered pursuant to Section 7(g) of the Pledge Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Pledge Agreement. The undersigned hereby certifies that the representations and warranties in Section 6 of the Pledge Agreement are and continue to be true and correct, both as to the promissory notes, instruments and shares pledged prior to this Pledge Amendment and as to the promissory notes, instruments and shares pledged pursuant to this Pledge Amendment. The undersigned further agrees that this Pledge Amendment may be attached to that certain Pledge Agreement, dated February 17, 2021 between undersigned, as Pledgor, and the other Pledgors from time to time party thereto, and Arena Investors LP, as Agent, (the “Pledge Agreement”) and that the Pledged Interests listed on this Pledge Amendment shall be and become a part of the Pledged Collateral referred to in said Pledge Agreement and shall secure all Secured Obligations referred to in said Pledge Agreement.

By:
Name:
Title:

Name and Address of Pledgor	Pledged Entity	Certificate Number(s)	Percentage of Pledged Entity Owned/Pledged